Exhibit 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2005 THIRD QUARTER RESULTS

 SEES IMPROVING FOURTH QUARTER PERFORMANCE

Net Revenue Increases 4%

Operating Income before Depreciation and Amortization Increases 7%

Net Income Increases 8%; EPS Increases from $0.21 to $0.23

Announces Actions to Enhance Sales and Marketing While Reducing Overall Cost Structure

Board of Directors Approves Additional Share Repurchase Program of $500 Million

Univision Ranks #2 Overall, Ahead of ABC, CBS & NBC in Primetime Among All Adults 18-34

Ratings Increase at Univision Radio Reggaeton-Formatted Stations

LOS ANGELES, CA, November 2, 2005 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the third quarter ended September 30, 2005. Univision exceeded third quarter guidance as to net revenues, operating income before depreciation and amortization, and earnings per share, and expects continued improvements in financial performance in the fourth quarter. The Company also announced plans to enhance focus on sales and marketing efforts while increasing cost efficiencies to drive further improvements in financial performance in 2006.

Consolidated third quarter 2005 net revenue increased 4% to $497.5 million (exceeding guidance of low single digit percentages) from $477.4 million in 2004. Operating income before depreciation and amortization(1) increased 7% to $180.5 million in 2005 (exceeding guidance of flat to an increase of low single digit percentages) from $167.9 million in 2004. Net income increased 8% to $79.2 million in 2005 from $73.4 million in 2004 and diluted earnings per share increased to $0.23 in 2005 (exceeding guidance of $0.21 to $0.22) from $0.21 in 2004.

The Company announced that it is taking actions to drive sustainable improvements in financial performance, including focusing resources on sales and marketing efforts while increasing efficiencies in administrative and production areas. These actions will reduce the overall cost structure without negatively affecting sales or ratings. The Company will reduce headcount by approximately 5.9%, primarily in its television business. As a result, the Company expects annual savings in excess of $50 million and will record a pre-tax charge of approximately $25 million in the fourth quarter of 2005.

A. Jerrold Perenchio, Chairman and Chief Executive Officer said, “I am pleased with the positive trend developing in Univision’s operating performance in the third quarter, which allowed us to exceed guidance.

(1)  See tables on page 7 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

We see growth accelerating in the fourth quarter and into 2006 as a result of our strong 2005 Upfront, continued focus on monetizing record ratings and increasing efficiencies.”

Ray Rodriguez, President and Chief Operating Officer, said, “In the third quarter, Univision further solidified its competitive position in the overall media landscape, out-delivering one or more of the Big 4 English-language television networks head-to-head on more nights than ever before. Our Radio stations grew audience share, with notable growth at the recently converted La Kalle Reggaeton-formatted stations. Univision Music Group maintained its position as the industry leader and our Internet division reported its second consecutive quarter of profitability.”

Rodriguez continued, “Over the last five years, Univision has been growing its media assets to take full advantage of the opportunities that lie ahead in marketing to Hispanics. We launched our second broadcast network Telefutura, purchased the country’s top Spanish-language radio group, bought and developed a successful music company and created the leading Spanish-language Internet destination, resulting in record audience levels across all of our businesses. We have been carefully analyzing the operational and financial impacts of the significant expansion of our Company, and have determined that this is an ideal time to focus additional resources on our sales team and realize benefits from the synergies created by administrative and production efficiencies among our businesses.”

Andrew W. Hobson, Chief Financial Officer, said, “To further enhance shareholder value, in addition to implementing actions to reduce our overall cost structure, our Board has authorized an additional $500 million share repurchase program. Our strong balance sheet and cash flow generation allow us to implement this repurchase program at what we believe are attractive levels and provide us with an opportunity to create meaningful value for our shareholders.”

The following table sets forth the Company’s unaudited financial performance for the three and nine months ended September 30, 2005 and 2004 by segment.

	Three Months Ended September 30,
Unaudited Dollars in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2005	2004	2005	2004
Television (a)	$343.3	$328.1	$129.4	$124.7
Radio	96.9	89.9	41.6	35.1
Music (b)	50.8	54.9	9.4	9.5
Internet	6.5	4.5	0.1	(1.4)
Consolidated (c)	$497.5	$477.4	$180.5	$167.9

	Nine Months Ended September 30,
Unaudited Dollars in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2005	2004	2005	2004
Television (a)	$992.3	$937.0	$349.7	$334.1
Radio	267.6	244.2	102.4	85.7
Music (b)	161.9	131.7	28.5	21.6
Internet	17.2	12.7	(0.9)	(5.9)
Consolidated (c)	$1,439.0	$1,325.6	$479.7	$435.5

(a) The Company began consolidating its variable interest entities (“VIEs”)(2) on March 31, 2004. The TV-related VIE contributed net revenues of $15.0 million for the three months ended September 30, 2004 and $25.5 million and $29.2 million for the nine months ended September 30, 2005 and 2004, respectively. Operating income before depreciation and amortization was $3.0 million for the three months ended September 30, 2004 and $2.4 million and $4.7 million for the nine months ended September 30, 2005, and 2004, respectively. The Puerto Rico owned and operated stations WLII/WSUR, which were acquired on June 30, 2005, contributed net revenues of $15.5 million and operating income before depreciation and amortization of $4.5 million for the three months ended September 30, 2005.

(b) The Music-related VIE contributed net revenues of $22.5 million and $21.1 million and $59.1 million and $37.5 million for the three and nine months ended September 30, 2005 and 2004, respectively. Operating income before depreciation and amortization was $6.5 million and $5.4 million and $13.3 million and $9.9 million for the three and nine months ended September 30, 2005, and 2004, respectively.

(c) The VIEs contributed in total net revenues of $22.5 million and $36.1 million and $84.6 million and $66.7 million for the three and nine months ended September 30, 2005 and 2004, respectively. Operating income before depreciation and amortization was $6.5 million and $8.4 million and $15.7 million and $14.6 million for the three and nine months ended September 30, 2005, and 2004, respectively.

SHARE REPURCHASE PLANS

On February 17, 2005, the Company announced that its Board of Directors had approved the repurchase of up to $500 million of its outstanding Class A Common Stock. The share repurchases were made in compliance with securities laws and other legal requirements. The share repurchase plan, which was scheduled to expire on December 31, 2005, ended on October 24, 2005. On that date, the Company completed repurchasing a total of 19,096,600 shares of its Class A Common Stock at an aggregate price of $500 million.

During the nine months ended September 30, 2005, the Company repurchased 14,860,700 shares of Class A Common Stock at an aggregate price of $392.6 million, of which 6,686,400 shares were purchased in the later three months of that period at an aggregate price of $176.5 million.

The Company also announced today that its Board of Directors approved the repurchase of an additional $500 million of its outstanding Class A Common Stock. The share repurchases will be made in the open market or negotiated transactions as market and business conditions warrant, subject to securities laws and other legal requirements. The share repurchase plan will expire on December 31, 2006.

GUIDANCE

The fourth quarter and full year guidance given below exclude the charge in the fourth quarter relating to the cost reduction plan. The full year guidance also excludes the non-cash charge recorded in the second quarter of 2005 resulting from a decline in the fair value of our investment in Entravision.

For the fourth quarter, Univision expects consolidated net revenues to increase by high single digit percentages. Operating income before depreciation and amortization is expected to increase by low double digit to low teen percentages. Depreciation and amortization expense is expected to be approximately $24 million. Diluted earnings per share(3) as adjusted are expected to be between $0.23 and $0.24 in 2005 compared to $0.19 in 2004.

For the full year, Univision expects consolidated net revenues to increase by high single digit percentages. Operating income before depreciation and amortization is expected to increase by low double digit percentages. Depreciation and amortization expense is expected to be approximately $94 million. Diluted earnings per share as adjusted are expected to be between $0.83 and $0.84 in 2005 compared to $0.72 in 2004.

(2) See Page 7 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

(3) See table on page 7 for a reconciliation of diluted earnings per share as adjusted to diluted earnings per share.

TELEVISION HIGHLIGHTS

In the third quarter, the Univision, TeleFutura and Galavisión Networks combined experienced primetime audience growth of 14% among Adults 18-34 and 12% among Adults 18-49, compared to the same period last year. During the quarter, the popularity of the three Univision Networks contributed to overall viewing of Spanish-language television in the U.S., as a record 58% of Hispanic Adults 18-49 chose to watch primetime Spanish-language television over English-language television in primetime, compared to 54% one year ago.

Univision Network

The following table sets forth total audience (Hispanic and non-Hispanic) and growth for the third quarter of 2005 as compared to the third quarter of 2004, of the country’s leading broadcast networks.

	Total U.S. Primetime Audience Statistics
	3Q 2005 18-34 Avg. Audience (000)	18-34 Growth 3Q05 vs 3Q04	3Q 2005 18-49 Avg. Audience (000)	18-49 Growth 3Q05 vs 3Q04

Univision	1,262	+21%	1,986	+19%

ABC	1,205	+4%	3,008	+6%
CBS	1,212	-7%	3,284	-6%
FOX	1,585	+5%	3,079	+8%
NBC	1,024	-51%	2,639	-47%
Big ‘4’ Weighted Avg.	1,229	-19%	2,996	-17%

UPN	737	+5%	1,416	+1%
WB	570	-23%	1,150	-17%
Top 6 English-language Weighted Avg.	1,099	-18%	2,612	-16%

Source:  NTI, NHTI (06/27/05-09/25/05) vs. (06/28/04-09/26/04). Based on network programming hours.

Univision primetime defined as M-Su 7p-11p.  English-language Broadcast Networks primetime defined as M-Sa 8-11p, Su 7-11p.

In primetime, the Univision Network increased its standing among all Adults 18-34 to rank as the #2 network overall during the third quarter, and among all Adults 18-49, Univision maintained its position as the country’s fifth most-watched network overall. Univision ranked among the top four networks in any language by attracting more total Adult viewers 18-34 than at least one of the traditional ‘Big 4’ on three out of every four nights in the third quarter, and was the #1 network in the country on 25 nights, #2 on 30 nights, #3 on 12 nights and #4 on 4 nights in the quarter.

Locally, Univision stations ranked as the #1 stations regardless of language among Adults 18-49 in primetime in Los Angeles, Miami, Houston, Dallas, San Antonio, Phoenix, Fresno and Bakersfield, and in total day in Los Angeles, Miami, Houston, Dallas, Phoenix, Fresno and Bakersfield. Among Adults 18-34, Univision stations were #1 in primetime in 10 out of the 19 major markets in which it owns and operates stations.

TeleFutura Network

In the third quarter of 2005, the TeleFutura Network was the #2 broadcast network in any language, behind only Univision, in early morning, weekday daytime, and weekend daytime among Hispanic Adults 18-49 and 18-34. This season, TeleFutura launched the only Spanish-language broadcast primetime news program, “En Vivo y Directo,” which in its first two weeks has already increased Adult 18-49 viewership by 46% and Adult 18-34 viewership by 55% in its time period, compared to the previous four weeks.

Galavisión Network

The Galavisión Network delivered record third quarter audience levels in primetime and total day, due in part to the record-breaking audience levels garnered by its broadcasts of two major soccer tournaments. Galavisión increased its Hispanic Adult 18-49 viewership by 53% in primetime and 48% in total day compared to third quarter last year, and maintained its position as the #1 cable network in primetime and total day, delivering more Hispanic Adults 18-49 and 18-34 and Men 18-49 and 18-34 than all other 34 Spanish-language cable networks, in addition to all English-language cable networks.

RADIO HIGHLIGHTS

Univision Radio’s net revenue grew 8% in the third quarter, significantly outperforming the industry, as a whole, which grew 1% as reported by the Radio Advertising Bureau. In the Arbitron Summer 2005 book, Univision Radio’s outstanding programming and effective cross promotion with Univision’s local television stations resulted in audience share growth among Adults 25-54 in several markets, including Los Angeles, Chicago, Dallas, San Antonio, Phoenix, and Puerto Rico. In Los Angeles, KLVE and KSCA continued to increase audience share over the same book last year, ranking as the #2 and #4 stations in the market, respectively, among all Adults 25-54 (Hispanic and Non-Hispanic). Among only Spanish-language stations, KLVE was the #1 radio station in Los Angeles. In Chicago, WOJO ranked as the #1 Spanish-language radio station and #3 overall station in the market.

During the quarter, Univision Radio continued to convert stations in several markets to the La Kalle Reggaeton format, targeting the Adult 18-34 demographic. In the Summer book, the flagship La Kalle station in New York increased Adult 18-34 audience share by 84%, while the recently converted La Kalle stations in Chicago and Las Vegas increased their audience shares by 141% and 46%, respectively, compared to last year.

MUSIC HIGHLIGHTS

Univision Music Group labels continue to lead the U.S. Latin music industry, accounting for an average of 20 of the Top 50 album titles sold, according to the Nielsen Soundscan. Univision Music Group artists received 12 nominations for the 2005 Latin Grammy Awards.

INTERNET HIGHLIGHTS

For the second consecutive quarter in its history, Univision.com achieved positive operating results for the third quarter. Univision.com increased its page impressions 45% and unique visits 34% in the 2005 third quarter, compared to third quarter last year.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Wednesday, November 2, 2005, at 5:00 p.m. ET/2:00 p.m. PT. The call can be accessed by dialing (913) 981-4910 or via webcast at www.univision.net. The webcast will be available for one year. The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 3895744.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 86% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 67 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 27% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; failure to implement the cost reduction plan and accurately estimate the expense and future costs savings associated with the plan; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; unanticipated interruptions in our broadcasting for any reason, including acts of terrorism; write-downs of the carrying value of assets due to impairment; and failure to achieve profitability, growth or anticipated cash flows from acquisitions. Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission. Univision assumes no obligation to update forward-looking information contained in this press release.

Adoption of FIN 46 “Consolidation of Variable Interest Entities”

On March 31, 2004, the Company was required to adopt FIN 46. FIN 46 provides guidelines about when a company should consolidate in its financial statements the assets, liabilities and operating results of another entity (variable interest entity or “VIE”). Under the guidelines of FIN 46, the Company is required to consolidate Disa Records, a Mexico-based music recording and publishing company owned 50% by the Company and 50% by the Chavez family. The Company has a call right and the Chavez family has a put right, which requires the Company to purchase the remaining 50% of Disa Records for $75.0 million, subject to certain upward adjustments.

Under the guidelines of FIN 46, the Company was also required to consolidate WLII/WSUR, Inc., a Delaware corporation (“WLII/WSUR”) owned 100% by Raycom Media, Inc. (“Raycom”) for the six months ended June 30, 2005. WLII/WSUR owns two television stations operating in Puerto Rico. The Company acquired WLII/WSUR on June 30, 2005.

The consolidation of the VIEs has no effect on net income or earnings per share.

Reconciliation of Diluted Earnings per Share as Adjusted to Diluted Earnings per Share

The Company is using the term diluted earnings per share as adjusted to exclude the charges relating to Entravision and the cost reduction plan primarily for comparison purposes.

	Three Months Ending December 31, 2005	Year Ending December 31, 2005
Diluted earnings per share as adjusted	$ 0.23 - 0.24	$ 0.83 - 0.84
Entravision charge per share	—	(0.14)
Cost reduction plan charge per share	(0.04)	(0.04)
Diluted earnings per share	$ 0.19 - 0.20	$ 0.65 - 0.66

Reconciliation of Operating Income Before Depreciation and Amortization

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

The tables below set forth a reconciliation of operating income before depreciation and amortization to consolidated net income and to operating income for each segment, which are the most directly comparable GAAP financial measures.

Unaudited	Three Months Ended September 30, 2005
Dollars in millions	Consolidated	Television	Radio	Music	Internet

Operating income before depreciation and amortization	$180.5	$129.4	$41.6	$9.4	$0.1
Depreciation and amortization	22.7	16.8	2.9	2.5	0.5
Operating income (loss)	157.8	$112.6	$38.7	$6.9	$(0.4)
Other (income) expense:
Interest expense, net	22.1
Stock dividend	(0.5)
Equity income in unconsolidated subsidiaries	(0.5)
Amortization of deferred financing costs	0.8
Noncontrolling interest of variable interest entities	2.6
Provision for income taxes	54.1
Net income	$79.2

Unaudited	Three Months Ended September 30, 2004
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$167.9	$124.7	$35.1	$9.5	$(1.4)
Depreciation and amortization	23.9	16.3	2.7	4.0	0.9
Operating income (loss)	144.0	$108.4	$32.4	$5.5	$(2.3)
Other (income) expense:
Interest expense, net	16.0
Loss on extinguishment of debt	0.5
Stock dividend	(0.5)
Equity income in unconsolidated subsidiaries/other	(0.1)
Amortization of deferred financing costs	0.9
Noncontrolling interest of variable interest entities	4.4
Provision for income taxes	49.4
Net income	$73.4

Unaudited	Nine Months Ended September 30, 2005
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$479.7	$349.7	$102.4	$28.5	$(0.9)
Depreciation and amortization	69.9	49.8	8.9	9.9	1.3
Operating income (loss)	409.8	$299.9	$93.5	$18.6	$(2.2)
Other (income) expense:
Interest expense, net	60.5
Stock dividend	(1.4)
Equity income in unconsolidated subsidiaries	(0.8)
Amortization of deferred financing costs	2.5
Nontemporary decline in fair value of investment	48.3
Noncontrolling interest of variable interest entities	1.9
Provision for income taxes	139.1
Net income	$159.7

Unaudited	Nine Months Ended September 30, 2004
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$435.5	$334.1	$85.7	$21.6	$(5.9)
Depreciation and amortization	75.9	48.7	12.8	11.4	3.0
Operating income (loss)	359.6	$285.4	$72.9	$10.2	$(8.9)
Other (income) expense:
Interest expense, net	47.1
Loss on extinguishment of debt	0.5
Stock dividend	(6.0)
Equity loss in unconsolidated subsidiaries/other	1.8
Amortization of deferred financing costs	2.6
Noncontrolling interest of variable interest entities	5.9
Provision for income taxes	119.0
Net income	$188.7

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and share data in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues:
Television, radio and Internet services	$446.7	$422.5	$1,277.1	$1,193.9

Music products and publishing	50.8	54.9	161.9	131.7

Total net revenues	497.5	477.4	1,439.0	1,325.6

Direct operating expenses of television, radio and Internet services	151.0	145.6	451.5	421.7

Direct operating expenses of music products and publishing	27.3	30.0	91.8	72.7

Total direct operating expenses (excluding depreciation and amortization)	178.3	175.6	543.3	494.4

Selling, general and administrative expenses (excluding depreciation and amortization)	138.7	133.9	416.0	395.7

Depreciation and amortization	22.7	23.9	69.9	75.9

Operating income	157.8	144.0	409.8	359.6

Other expense (income):

Interest expense, net	22.1	16.0	60.5	47.1

Loss on extinguishment of debt	—	0.5	—	0.5

Amortization of deferred financing costs	0.8	0.9	2.5	2.6

Equity (income) loss in unconsolidated subsidiaries/other	(0.5)	(0.1)	(0.8)	1.8

Nontemporary decline in fair value of investment	—	—	48.3	—

Stock dividend	(0.5)	(0.5)	(1.4)	(6.0)

Noncontrolling interest of variable interest entities	2.6	4.4	1.9	5.9

Income before income taxes	133.3	122.8	298.8	307.7

Provision for income taxes	54.1	49.4	139.1	119.0

Net income	$79.2	$73.4	$159.7	$188.7

Basic earnings per share
Net income per share	$0.25	$0.23	$0.50	$0.58

Weighted average common shares outstanding	313.6	322.9	318.5	322.6

Diluted earnings per share
Net income per share(1)	$0.23	$0.21	$0.46	$0.53

Weighted average common shares outstanding	342.7	353.1	347.7	353.0

(1) Includes a non-cash charge of $48.3 million or $0.14 per diluted share for the nine months ended September 30, 2005.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except share and per share data)

	September 30, 2005	December 31, 2004(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents(2)	$85.8	$189.9
Accounts receivable, net	374.7	331.8
Program rights	39.1	34.4
Prepaid expenses and other	106.0	82.4
Total current assets	605.6	638.5

Property and equipment, net	547.4	551.1
Intangible assets, net	4,274.3	4,283.0
Goodwill	2,236.1	2,199.2
Deferred financing costs, net	7.9	10.4
Program rights	30.4	36.9
Investments in equity method investees	64.0	63.9
Investments in cost method investees	324.1	371.0
Other assets	24.9	73.1
Total assets	$8,114.7	$8,227.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$269.2	$229.5
Income taxes	12.9	2.2
Accrued interest	39.5	23.1
Accrued license fees	19.6	13.6
Program rights obligations	17.1	18.3
Current portion of long-term debt and capital lease obligations	243.9	4.8
Total current liabilities	602.2	291.5

Long-term debt	1,182.3	1,190.4
Capital lease obligations	34.6	37.3
Program rights obligations	23.2	30.9
Deferred tax liabilities	1,010.3	975.8
Other long-term liabilities	41.4	54.1
Total liabilities	2,894.0	2,580.0

Noncontrolling interest of variable interest entities	57.0	259.4

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; none issued or outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 324,834,771 and 324,349,028 shares issued, including shares in treasury, at September 30, 2005 and December 31, 2004, respectively)	3.2	3.2
Paid-in-capital	4,649.0	4,640.6
Deferred compensation	(1.6)	(1.8)
Retained earnings	929.1	769.3
Accumulated other comprehensive losses	(1.2)	(1.4)
	5,578.5	5,409.9
Less common stock held in treasury (15,877,880 and 1,017,180 shares at September 30, 2005 and December 31, 2004, respectively)	(414.8)	(22.2)
Total stockholders’ equity	5,163.7	5,387.7
Total liabilities and stockholders’ equity	$8,114.7	$8,227.1

(1) Includes certain reclassifications to conform to the current year’s presentation.

(2) Includes cash and cash equivalents of $29.1 million and $25.8 million related to the VIEs at Sept. 30, 2005 and December 31, 2004, respectively.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Nine Months Ended September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Net income	$159.7	$188.7
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	59.0	60.6
(Gain) loss on sale of property and equipment	(1.7)	0.4
Equity (income) loss in unconsolidated subsidiaries	(0.8)	1.4
Nontemporary decline in fair value of investment	48.3	—
Amortization of intangible assets and deferred financing costs	13.4	18.0
Deferred income taxes	33.8	47.4
Stock dividend	(1.4)	(6.0)
Noncontrolling interest of variable interest entities	1.9	4.4
Loss on extinguishment of debt	—	0.5
Other non-cash items	0.9	(0.1)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed:
Accounts receivable, net	(42.6)	(15.1)
Program rights	1.9	4.3
Prepaid expenses and other	9.9	3.7
Accounts payable and accrued liabilities	28.4	(4.5)
Income taxes	13.6	10.1
Income tax benefit from options exercised	3.8	4.3
Accrued interest	16.3	(4.0)
Accrued license fees	6.0	1.6
Program rights obligations	(8.9)	2.4
Other, net	(7.3)	(5.6)
Net cash provided by operating activities	334.2	312.5

Cash flow from investing activities:
Acquisitions, net of acquired cash	(219.7)	(135.9)
Purchase of Los Angeles building	—	(52.5)
Capital expenditures	(65.1)	(47.3)
Investment in unconsolidated subsidiaries	(5.5)	1.6
Cash of variable interest entities	—	12.2
Proceeds from sale of property and equipment	5.1	0.7
Other, net	(1.6)	(0.2)
Net cash used in investing activities	(286.8)	(221.4)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	333.0	170.0
Repayment of long-term debt	(96.5)	(273.8)
Proceeds from issuance of common stock	—	599.4
Repurchase of common stock	—	(599.4)
Exercise of stock options	4.6	22.7
Purchases of treasury shares	(392.6)	—
Payment of offering costs	—	(0.1)
Deferred financing costs	—	(0.2)
Net cash used in financing activities	(151.5)	(81.4)

Net (decrease) increase in cash	(104.1)	9.7
Cash and cash equivalents, beginning of period	189.9	76.7

Cash and cash equivalents, end of period	$85.8	$86.4

Supplemental disclosure of cash flow information:
Interest paid	$56.4	$57.8
Income taxes paid	$66.5	$50.1